Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Stock Symbol: BFSB
January 30, 2009	Traded on Nasdaq Global Market

CONTACTS:
Richard A. Kielty	Ralph Walther
President and	Vice President and
Chief Executive Officer	Chief Financial Officer

(718) 855-8500

BROOKLYN FEDERAL BANCORP, INC. ANNOUNCES
OPERATING RESULTS FOR THE FIRST QUARTER OF FISCAL YEAR 2009
AND A QUARTERLY CASH DIVIDEND OF $0.10 PER SHARE

BROOKLYN, N.Y. – January 30, 2009 – Brooklyn Federal Bancorp, Inc. (the “Company”) (Nasdaq Global Market: BFSB), the parent company of Brooklyn Federal Savings Bank (the “Bank”), today reported net income of $975,000 for the quarter ended December 31, 2008, compared to $1.2 million for the quarter ended December 31, 2007.  The Company also reported basic and diluted earnings per common share of $0.08 for the quarter ended December 31, 2008, compared to basic and diluted earnings per common share of $0.09 for the quarter ended December 31, 2007.

In addition, on January 20, 2009, the Company’s Board of Directors approved a cash dividend of $0.10 per share of common stock.  The dividend will be paid to stockholders of record as of February 13, 2009, payable on February 27, 2009.

Total assets at December 31, 2008 increased $31.4 million, or 6.5%, to $515.2 million, compared to total assets of $483.8 million at September 30, 2008. The increase was primarily due to increases in: cash and due from banks of $1.2 million, or 24.1%, to $6.3 million at December 31, 2008 from $5.1 million at September 30, 2008; securities, including securities available-for-sale, of $2.1 million, or 2.5%, to $83.8 million at December 31, 2008 from $81.7 million at September 30, 2008; loans receivable, net of allowances, of $13.5 million, or 5.6%, to $252.6 million at December 31, 2008 from $239.1 million at September 30, 2008, loans held-for-sale of $11.4 million, or 8.5%, to $145.6 million at December 31, 2008 from $134.2 million at September 30, 2008, Federal Home Loan Bank (“FHLB”) of New York stock of $543,000, or 19.4%, to $3.3 million at December 31, 2008 from $2.8 million at September 30, 2008; and other assets, which includes accrued interest receivable, premises and equipment, bank owned life insurance, prepaid expenses and other assets, of $2.9 million, or 14.7% to $22.4 million at December 31, 2008 from $19.5 million at September 30, 2008, offset in part by the decrease in certificate of deposit investments of $200,000, or 14.3%, to $1.2 million at December 31, 2008 from $1.4 million at September 30, 2008.

Total deposits increased $10.0 million, or 2.9%, to $352.5 million at December 31, 2008 from $342.5 million at September 30, 2008.  The increase was primarily due to increases in certificates of deposit of $9.3 million, or 4.4%, to $219.7 million at December 31, 2008 from $210.4 million at September 30, 2008; other interest-bearing deposits, which include savings accounts, NOW accounts and money market accounts, of $738,000, or 0.7%, to $114.0 million at December 31, 2008 from $113.3 million at September 30, 2008 and non-interest bearing deposits of $32,000, or 0.2%, to $18.8 million at December 31, 2008 and September 30, 2008.  Total borrowings, which represent short-term and long-term FHLB of New York advances, increased $12.1 million, or 27.4%, to $56.3 million at December 31, 2008 from $44.2 million at September 30, 2008.  The primary reason for this increase was to fund our mortgage loan originations.  Advance payments by borrowers for taxes and insurance, accrued expenses and other liabilities increased by $8.6 million, or 80.0%, to $19.4 million at December 31, 2008 from $10.8 million at September 30, 2008.  Stockholder’s equity increased $555,000, or 0.6%, to $86.9 million at December 31, 2008 from $86.3 million at September 30, 2008.  The increase was primarily due to net income, offset by the stock repurchase programs and the payment of a cash dividend.

COMPARISON OF OPERATING RESULTS FOR THE QUARTERS ENDED DECEMBER 31, 2008 AND 2007

Total net interest income before provision for loan losses increased $1.5 million, or 36.8%, to $5.6 million for the quarter ended December 31, 2008 compared to $4.1 million for the quarter ended December 31, 2007.  Interest income for the quarter ended December 31, 2008 increased $1.5 million, or 22.0%, to $8.2 million compared to $6.7 million for the comparable quarter in 2007.  Interest expense decreased $18,000, or 0.7%, to $2.6 million for the quarters ended December 31, 2008 and 2007.

The average balance of net loans, including loans held-for-sale, increased $90.0 million, or 30.6%, to $383.6 million for the quarter ended December 31, 2008 compared to $293.6 million for the comparable quarter in 2007. The average balance of the Company’s securities and other interest-earning assets increased $3.1 million, or 3.6%, to $89.2 million for the quarter ended December 31, 2008 compared to $86.1 million for the comparable period in 2007.  The Company continued to deploy the funds from repayments in its securities portfolio, net deposit inflows and increased borrowings into mortgage loan products, and to a lesser extent, reinvestment in its held-to-maturity investment portfolio.  The average balance on total interest-earning assets increased $93.0 million, or 24.5%, to $472.7 million for the quarter ended December 31, 2008 compared to $379.7 million for the comparable quarter in 2007.  The average yield on total interest-earning assets decreased 14 basis points to 6.92% for the quarter ended December 31, 2008 compared to 7.06% for the comparable period in 2007.  The average balance of deposits, which includes savings accounts, money market, NOW accounts and certificates of deposit, increased by $53.7 million, or 19.4%, to $330.8 million for the quarter ended December 31, 2008 compared to $277.1 million for the same quarter in 2007.  The average balance of borrowings, which includes short and long term advances from the FHLB of New York, increased by $36.0 million, or 372.5%, to $45.7 million for the quarter ended December 31, 2008 compared to $9.7 million for the quarter ended December 31, 2007.  The average cost of total interest-bearing liabilities decreased 89 basis points to 2.79% for the quarter ended December 31, 2008 from 3.68% for the same quarter in 2007.

The loan loss provision increased by $679,000, or 998.5%, to $747,000 for the quarter ended December 31, 2008 compared to $68,000 for the quarter ended December 31, 2007.  The primary reasons for this increase was due to a specific allowance of $420,000 established for a non-accruing, vacant multi-family loan property and increases in higher risk loan originations, including commercial mortgage loans, construction mortgage loans and land loans.  The Bank continues to transfer loans from its held-for-sale loan portfolio to its mortgage loan receivable portfolio after the Bank reached its internal limit in participating out interests in certain loans to other financial institutions.

Non-interest income decreased by $716,000, or 105.0%, to $(34,000) for the quarter ended December 31, 2008 from $682,000 for the same quarter in 2007.  The decrease was primarily due to an impairment charge of $576,000 taken on the Bank’s investment in a mutual fund that invests primarily in agency and private label mortgage backed securities.  The market values of the fund’s holdings have been steadily decreasing, which has caused a corresponding decrease in the fund’s net asset value.  In addition, the fund has implemented a temporary prohibition on cash redemptions, lessening the ability of the Bank to dispose of its remaining $3.1 million investment in this asset.  Based on these factors, the loss was considered to be other than temporary.  The Company continues to evaluate this investment to determine if additional write-downs will be necessary.  The Company also experienced reductions in banking fees and services charges of approximately $101,000, net gains on the sale of loans held-for-sale of approximately $35,000 and other income of approximately $4,000.

Non-interest expense increased by $414,000, or 14.7%, to $3.2 million for the quarter ended December 31, 2008 from $2.8 million for the same period in 2007.  The increase was mainly due to compensation and benefit expense increase of $225,000, which included increases in employee salaries, health care insurance costs and director compensation. There were also increases in occupancy and equipment expense of approximately $76,000, data processing fess of approximately $67,000, and other miscellaneous expense of approximately $63,000, which include postage, printing and other miscellaneous expenses, offset in part by a decrease in professional fees expense of approximately $17,000.

Provision for income taxes decreased by $118,000, or 17.1%, to $571,000 for the quarter ended December 31, 2008 compared to a $689,000 expense for the same quarter in 2007.  The primary reason for the decrease was decreased taxable income before income taxes.  The effective income tax rate for the quarter ended December 31, 2008 was 36.9%, compared to an effective income tax rate of 37.0% for the same quarter in 2007.

STOCK REPURCHASE PROGRAMS

The Company’s Board of Directors authorized a fourth stock repurchase program for $2.0 million in November 2008.  The Company completed its third repurchase program in October 2008 by repurchasing 238,483 shares at an average cost of $12.58 per share, with a total cost of approximately $3.0 million.  The Company continues to repurchase shares through its $2.0 million repurchase plan, and as of December 31, 2008, the Company had repurchased 9,000 shares at an average cost of $13.60 per share, with a total cost of approximately $122,000.

Brooklyn Federal Savings Bank operates five banking offices, two located in Brooklyn (Kings County), one in Nassau County and two in Suffolk County, New York.  Additional financial data for the quarter ended December 31, 2008 may be found in Brooklyn Federal Bancorp’s Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,”  “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

FINANCIAL HIGHLIGHTS

	At December 31,	At September 30,
	2008	2008
	(In thousands)
Selected Financial Condition Data:

Total assets	$515,169	$483,833
Cash and due from banks	6,269	5,053
Certificates of deposit	1,197	1,397
Securities available-for-sale	3,080	3,655
Securities held-to-maturity	80,709	78,086
Loans held-for-sale	145,630	134,171
Loans receivable, net	252,550	239,149
Deposits	352,516	342,475
Borrowings	56,339	44,239
Stockholders' equity	86,878	86,323

	For the Three Months Ended
	December 31,	December 31,
	2008	2007
	(In thousands, except per share data)
Selected Operating Data:

Interest income	$8,175	$6,700
Interest expense	2,622	2,640
Net interest income before provision for loan losses	5,553	4,060
Provision for loan losses	747	68
Net interest income after provision for loan losses	4,806	3,992
Non-interest income	(34)	682
Non-interest expense	3,226	2,812
Income before income taxes	1,546	1,862
Provision for income taxes	571	689
Net income	$975	$1,173

Basic earnings per common share	$0.08	$0.09
Diluted earnings per common share	$0.08	$0.09

		At or For the Three Months Ended
		December 31,	December 31,
		2008	2007

Selected Financial Ratios:

Performance Ratios:
Return on average assets	(1)	0.79%	1.18%
Return on average equity	(1)	4.49%	5.52%
Interest rate spread	(2)	4.13%	3.38%
Net interest margin	(1) (3)	4.70%	4.28%
Efficiency ratio	(4)	58.45%	59.30%
Non-interest expense to
average total assets	(1)	2.61%	2.82%
Average interest-earning assets to
average interest-bearing liabilities		125.57%	132.39%

Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.37%	0.01%
Non-performing loans as a percent of total loans		0.47%	0.01%
Allowance for loan losses as a percent of total loans		0.74%	0.64%

Other Data:
Number of full service offices		5	4

(1)	Ratio is annualized.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	Represents net interest income as a percent of average interest-earning assets for the period.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

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